EXHIBIT 99.1

LE GP, LLC

OUTSIDE DIRECTOR COMPENSATION POLICY

Directors of LE GP, LLC who are not direct or indirect employees of LE GP, LLC or any subsidiary of LE GP, LLC or Energy Transfer Equity, L.P. (“ETE”) (“Outside Directors”) shall be entitled to compensation for their services as a director as follows, effective beginning for the fiscal year commencing September 1, 2006:

1. Annual Retainer. Each Outside Director shall be entitled to an annual retainer in the amount of $30,000 per fiscal year, payable quarterly. In addition, effective as of the adoption of this Policy, each current Outside Director shall also be entitled to a one-time payment of $7,500 for each fiscal quarter he has served as an Outside Director prior to September 1, 2006.

2. Audit Committee. Each Outside Director serving on the Audit and Conflicts Committee shall be entitled to an annual retainer in the amount of $7,500 ($10,000 in the case of the Chair of such committee), payable quarterly, and an amount equal to $1,200 for attendance at each meeting of such committee, payable as soon as practicable after the date of such meeting.

3. Restricted Units. Effective (a) as of the later of (i) the date of adoption of this Policy and (ii) December 22, 2006, and (b) automatically on the first business day of each fiscal year of ETE occurring beginning on and after September 1, 2007, each then current Outside Director shall be entitled to an Award under the Energy Transfer Equity, L.P. Long-Term Incentive Plan (“Plan”) such number of Restricted Units equal to $15,000 divided by (a) the closing price of the common units of ETE on the New York Stock Exchange on such grant date or (b) the Fair Market Value of a common unit as otherwise determined by the Board of Directors. Each Award shall be subject to a Restricted Period of three (3) years and shall vest and be payable 1/3 per year beginning on the first anniversary date of the Award, provided that all unvested Awards shall fully vest upon the occurrence of a Change of Control. All terms used in this paragraph are as defined in the Plan.